SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2014

Aja Cannafacturing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31500 Grape Street, Suite 3345 Lake Elsinore, CA	92532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 733-1412

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 29, 2014, our board of directors appointed John Lewis Mealer to serve as a member of our board.

Mr. Mealer is a business entrepreneur with over twenty five years experience developing new ideas for engineering products. He was a pioneer in the use of kit homes made from alternative building materials such as hemp, hay, e-crete and other cost effective solutions. He also is the founder and current President and Chief Executive Officer of “Mealer Companies, LLC” (“Mealer”), a company formed after his development of an alternative automobile, - the Mealer Automobile-, a proto type automobile developed over twenty five years. The Mealer Automobile is powered by a regenerative energy system and is constructed from hemp and/or other post consumer materials to make the body lighter and stronger, and environmentally friendly.. Mr. Mealer owns several patents associated with his automobile design, including one for non-fossil fuel regenerative energy automobiles. His work at Mealer includes the set-up for sales with distributors and buyers, negotiation of legal purchase agreements and funding agreements for the company.

Mr. Mealer ran for the Governor of the State of Arizona and is seeking election for the United States Senate in 2016. His primary campaign goals are to build the foundations for Arizona’s long-term development through investment in a world educational system, clean industrial development and the encouragement of growth in the small and medium size company business market.

Our newly appointed director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any formal compensation agreement with Mr. Mealer. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

Item 9.01. Financial Statements and Exhibits

99.1 Press release dated December 29, 2014, issued by Aja Cannafacturing, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aja Cannafacturing, Inc.

/s/ Kendall Smith

Kendall Smith

Chief Executive Officer

Date: December 29, 2014

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